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                                                                   EXHIBIT 4.03




                                                                 April 28, 1995


                             AMENDMENT TO BY-LAWS

        NOW, THEREFORE, BE IT AND IT IS HEREBY RESOLVED, that the first sentence of Section 13 of the By-Laws of this Corporation be and it is hereby amended to increase the number of Directors consituting the whole Board of Directors to nine (9).